Exhibit 2.2

                        RELEASE AND SETTLEMENT AGREEMENT
                        --------------------------------



     This Mutual Release and Settlement Agreement (the "Agreement") is entered into as of August 20, 2005 and is by and between Tianjin TEDA International Hotel Development Company, a company registered in the PRC, Woodfine Consultants Limited, a company incorporated in the British Virgin Islands and Linkrich Enterprise Investment Limited, a company incorporated in Hong Kong
(collectively, the "Shareholders) and Teda Travel Group, Inc., a Delaware corporation ("Teda").

                                 R E C I T A L S

     WHEREAS, Teda and the Shareholders have entered into a Sale and Purchase Agreement dated Augsut 18, 2004 (the "Agreement") pursuant to which Teda was to acquire 55% of the outstanding registered capital of Teda Resort Alliance Development Co., Ltd ("TRAC"), a Sino-foreign joint venture company registered in the People's Republic of China ("TRAC") from Shareholders for a consideration of US$386,200, including US$280,872 payable in cash and US$105,328 payable in the restricted common stock of Teda; and subsequently a supplemental agreement dated 25th April, 2005 was signed that all parties have agreed to reduce the consideration for the sale and purchase of all of the Sale Interests shall be revalued from the sum of US$386,200 to US$199,516.

     WHEREAS, all conditions set forth in the Agreement to the performance of the parties were not timely met; and

     WHEREAS, the parties hereto desire to arrange for the mutually satisfactory termination of any obligations of the parties arising out of or relating to the Agreement.

     In consideration of the foregoing recitals, the parties agree as follows:

     1. Incorporation of Recital Paragraph. The recitals are incorporated herein by this reference.

     2. Consideration and Mutual Release. In consideration of and subject to the terms set forth in Section 3, each party on behalf of itself, its partners, successors, assigns, agents, representatives, employees, affiliates, and all persons acting by, through, under or in consort with it, if any, hereby releases and discharges the other party and its owners, stockholders, partners, predecessors, successors, assigns, agents, directors, officers, representatives, employees, affiliates, attorneys, subsidiaries and all persons acting by, through, under or in consort with it, if any, from any and all rights, causes of action, demands, damages, costs, loss of services, expenses and compensation whatsoever, claims, duties, obligations and actions which each party and its above-mentioned agents, successors, representatives and assigns now have, or as may hereinafter arise against the other party and its above-mentioned employees, agents, successors and assigns, arising out of or connected in any manner with the Agreement or the matters referred to in the recitals hereto, and agree that the Agreement is null and void ab initio.

     3. Terms. In settlement, the parties hereto agree that no consideration has passed between the parties or that all consideration tendered has been returned, and that neither party shall be required to perform under the Agreement, and agree that the Agreement shall be treated as if it were never executed by the parties.

     4. Miscellaneous.

          4.1 This Agreement is freely and voluntarily executed by each party after having been apprised of all relevant information and all data. Each party, in executing this Agreement, has not relied on any inducements, promises, or representations made by any other party hereto, or their employees or agents, and the execution of this Agreement does not represent an admission of liability on the part of any party hereto.

          4.2 In the event that legal proceedings are commenced to enforce or interpret any of the terms or conditions of this Agreement, or for breach of any such terms and conditions, the losing party in such proceeding shall pay to the prevailing party such reasonable sums for attorneys' fees and costs incurred as may be fixed by the court or jury in addition to any other relief to which it may be entitled.

          4.3 This Agreement is to be governed by, and construed in accordance with, the laws of the State of Delaware.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


TEDA TRAVEL GROUP, INC.                          WOODFINE CONSULTANTS LIMITED


By: /s/ Godfrey Chin Tong Hui                    By: /s/ Godfrey Chin Tong Hui
-------------------------------------            -------------------------------
Godfrey Chin Tong Hui                            Godfrey Chin Tong Hui
President & CEO                                  Authorized Signature



TIANJIN TEDA INTERNATIONAL HOTEL                 LINKRICH ENTERPRISE INVESTMENT
DEVELOPMENT COMPANY                              LIMITED


By: /s/ Zhi Ying Chang                           By: /s/ Godfrey Chin Tong Hui
-------------------------------------            -------------------------------
Zhi Ying Chang                                   Godfrey Chin Tong Hui
Authorized Signature                             Authorized Signature